                                                                    Exhibit 10.5
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                               LICENSE AGREEMENT

                                    BETWEEN

                  UNIVERSITY OF KENTUCKY RESEARCH FOUNDATION

                                      AND

                        CONTROL DELIVERY SYSTEMS, INC.

                               October 31, 1995


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                               TABLE OF CONTENTS


ARTICLE 1 - DEFINITIONS......................................... 1

ARTICLE 2 - GRANT..............................................  3

ARTICLE 3 - CONFIDENTIALITY..................................... 3

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES...................... 5

ARTICLE 5 - ROYALTIES........................................... 6

ARTICLE 6 - REPORTS AND RECORDS................................. 8

ARTICLE 7 - PATENT PROSECUTION AND ENFORCEMENT.................. 9

ARTICLE 8 - TERMINATION........................................ 11

ARTICLE 9 - INDEMNIFICATION.................................... 12

ARTICLE 10 - ASSIGNMENT........................................ 13

ARTICLE 11 - AGENCY............................................ 13

ARTICLE 12 - PAYMENTS, NOTICES AND COMMUNICATIONS.............. 13

ARTICLE 13 - MISCELLANEOUS PROVISIONS.......................... 14

                               LICENSE AGREEMENT

     This AGREEMENT, effective as of this 31st day of October, 1995 ("EFFECTIVE DATE"), by and between the UNIVERSITY OF KENTUCKY RESEARCH FOUNDATION, a corporation duly organized and existing under the laws of the Commonwealth of Kentucky and having a principal office at 11 Administration Building, Lexington, Kentucky (hereinafter referred to as "UKRF"), and CONTROL DELIVERY SYSTEMS, INC., a Delaware corporation having its principal office at 2424 North Federal Highway, Suite 362, Boca Raton, FL 33431 ("LICENSEE").

     WHEREAS, UKRF is the duly authorized agent of the University of Kentucky for purposes of managing research support and intellectual property rights;

     WHEREAS, LICENSEE has sponsored certain research (the "Research") at the University of Kentucky which resulted in the patent application identified on Exhibit A hereto (the "Patent Application");

     WHEREAS, UKRF desires to have certain proprietary information conceived and/or made in the course of performing the Research, including the Patent Application, and any resulting patent rights, used in the public interest and is willing to grant a license thereto on the terms set forth below; and

     WHEREAS, LICENSEE desires to obtain a license for such proprietary information and any resulting patent rights upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

                            ARTICLE 1 - DEFINITIONS

     As used herein, the following terms shall have the following meanings:

     1.1 "AFFILIATE" shall mean a corporation or other business entity controlled by, controlling or under common control with, a party hereto. For this purpose, control of a corporation or other business entity shall mean direct or indirect beneficial ownership of twenty-five percent (25%) or more of the voting interest in, or a twenty-five percent (25%) or greater interest in the equity of, such corporation or other business entity.

     1.2 "FIRST COMMERCIAL SALE" shall mean the initial transfer by LICENSEE, its AFFILIATE or sublicensee, to an unrelated third party of LICENSED PRODUCTS subject to royalties hereunder for commercial use and not for research, development or testing purposes.

     1.3 "LICENSED PRODUCTS" shall mean any product the manufacture or sale of which, in the absence of a license, will infringe a Valid Claim in a pending application or an issued patent in PATENT RIGHTS; or any product which makes use of all or a portion of the TECHNOLOGY.

     1.4 "NET ROYALTIES" shall mean (a) the royalties based on NET SALES collected by LICENSEE from its sublicensees for LICENSED PRODUCTS subject to royalties hereunder, less the amount of any tax required to be withheld by a government or governmental agency, and (b) any other fees received by LICENSEE from its sublicensees in respect of the sale, or the right to sell LICENSED PRODUCTS. NET ROYALTIES shall not include amounts paid by a sublicensee to LICENSEE (i) as reimbursement of expenses, (ii) that are payable in respect of research or development or (iii) to fund research and development, or (iv) in respect of the sale of other transfer of LICENSEE'S entire business or of that part of LICENSEE'S business to which the license granted hereby relates.

     1.5 "NET SALES" shall mean the gross revenues collected from unrelated third party customers by LICENSEE's sublicensees for LICENSED PRODUCTS subject to royalties hereunder, less the amount actually allowed to such customers for
(a) any credits and allowances and adjustments granted to such customers on account of the rejection or return of such LICENSED PRODUCTS previously sold,
(b) trade and cash discounts, rebates and distributor fees (but not sales commissions) paid to unrelated third parties, (c) transportation, insurance and handling charges, (d) sales, excise, turnover and similar taxes and any duties and other governmental charges imposed upon the production, importation, use or sale of such LICENSED PRODUCTS, (e) uncollectible debt and (f) royalties, fees or cost of drug acquisition paid, directly or pursuant to a license, to holders of patents for drugs used in connection with the LICENSED PRODUCTS, which shall not exceed the average wholesale price for such drugs. LICENSED PRODUCTS shall be considered "sold" when billed out or invoiced to a third party. In the event that the LICENSED PRODUCT is sold in combination with one or more ingredients which are not LICENSED PRODUCTS (e.g., a product combining more than one active ingredient), Net Sales for computing royalties hereunder shall be determined by multiplying Net Sales, as defined above, of such combination product (e.g., more than one active ingredient) by a fraction, the numerator of which shall be whichever is the higher of (1) the current standard list price for quantities equal to the quantity listed or (2) the cost of manufacture, including direct labor, materials consumed, and overhead plus one hundred percent (100%) thereof, computed in accordance with generally accepted accounting practices (consistently applied) of the LICENSED PRODUCT content thereof, and the denominator shall be the total price or cost, calculated on the same basis as the numerator, of all ingredients (including the LICENSED PRODUCT content as in the numerator) contained in such combination product.

     1.6 "PATENT RIGHTS" shall mean (a) the United States and foreign patents or pending United States and foreign patent applications set forth in Exhibit A hereto and any other United States or foreign applications subsequently filed by UKRF which arise out of the

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

inventions described in Exhibit A or which are based on the TECHNOLOGY; (b) any additions, continuations, continuations-in-art, divisions, reissues or extensions based thereon; (c) any United States or foreign patent obtained from any of said United States or foreign patent applications; and (d) any other proprietary rights embodied in any of said United States or foreign patents or patent applications.

     1.7 "TECHNOLOGY" shall mean all ideas, know-how, trade secrets, data, inventions, developments, formulas, processes, techniques, discoveries and any other proprietary rights in and to the technology described in Exhibit B attached hereto.

     1.8 "VALID CLAIM" shall mean a claim in a pending application for which five years shall not have passed from the initial application date or a claim in an issued patent that has not been declared invalid by an unappealed or an unappealable decision of a court of competent jurisdiction.

                               ARTICLE 2 - GRANT

     2.1 Grant. UKRF hereby grants to LICENSEE, subject to the terms herein recited, an exclusive, nontransferable (except as provided in Article 10 herein), perpetual, royalty bearing, worldwide right and license, with the right to grant sublicenses, to make, have made, use, sell and distribute (directly or indirectly through third parties) LICENSED PRODUCTS and to use the TECHNOLOGY and the PATENT RIGHTS.

     2.2 Delivery. Promptly after the EFFECTIVE DATE and thereafter upon reasonable notice, UKRF shall deliver to LICENSEE all data, documentation, and other physical embodiments of the PATENT RIGHTS and TECHNOLOGY together with all cooperation, assistance and access to data reasonably requested by LICENSEE to effect transfer of the TECHNOLOGY.

                          ARTICLE 3 - CONFIDENTIALITY

     3.1 UKRF. Because LICENSEE has revealed, and may in the future reveal, to UKRF, the University of Kentucky and certain employees, professors, technicians, consultants, visiting scientists, students, and post doctoral associates of the University of Kentucky or UKRF (collectively the "Researchers") in the course of this Agreement certain confidential knowledge, know-how, practices, processes, or other information (hereinafter referred to as "CONFIDENTIAL INFORMATION"), UKRF agrees to hold in confidence and shall require the University of Kentucky, UKRF's other AFFILIATES, and the Researchers, their respective employees, students and agents to hold in confidence, by using a reasonable degree of care, any CONFIDENTIAL INFORMATION which is identified at the time of disclosure as "CONFIDENTIAL" and, in the case of oral disclosures, is identified in writing within 30 days as confidential, and UKRF agrees not to disclose and shall require the University of Kentucky, UKRF's other AFFILIATES, their respective employees, students and agents, and the Researchers not to disclose CONFIDENTIAL INFORMATION to any third party without the express written consent of LICENSEE. (UKRF agrees to cooperate with LICENSEE in obtaining suitable confidentiality agreements from persons as may be deemed necessary by LICENSEE.) This requirement shall remain in force for a period of five (5) years following termination of this Agreement, or until the expiration of the last expiring patent associated with the Confidential Information, whichever shall occur later. Nothing in this paragraph shall in any way restrict the rights of UKRF, the University of Kentucky, UKRF's other AFFILIATES, their respective employees, students or agents, or the Researchers to use, disclose or otherwise deal with any information which:

          (a) Can be demonstrated to have been in the public domain as of the effective date of this Agreement or comes into the public domain during the term of this Agreement through no act of the recipient; or

          (b) Can be demonstrated to have been independently known to the recipient prior to the receipt thereof, or made available to the recipient as a matter of lawful right by a third party; or

          (c) Can be demonstrated to have been rightfully received by the recipient after disclosure under this Agreement from a third party who did not require the recipient to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, from LICENSEE under a continuing obligation of confidentiality; or

          (d) Shall be required for disclosure to any governmental regulatory agencies pursuant to approval for use; or

          (e) Is independently conceived, invented or acquired by researchers of the recipient who have not been personally exposed to the information provided to the recipient hereunder; or

          (f) Is published by a governmental agency as part of the normal patent filing and prosecution process.

     3.2 LICENSEE. Because UKRF or the Researchers have revealed, and may in the future reveal, to LICENSEE in the course of this Agreement certain CONFIDENTIAL INFORMATION, LICENSEE agrees to hold in confidence and shall require LICENSEE's AFFILIATES, their respective employees and agents to hold in confidence, by using a reasonable degree of care, any CONFIDENTIAL INFORMATION which is identified at the time of disclosure as "CONFIDENTIAL" and, in the case of oral disclosures, is identified in writing within 30 days as confidential, and LICENSEE agrees not to disclose and shall require LICENSEE's AFFILIATES, their employees and agents not to disclose CONFIDENTIAL INFORMATION to any third party without the express written consent of UKRF. (LICENSEE agrees to cooperate with UKRF in obtaining suitable confidentiality agreements from persons as may be deemed necessary by UKRF.) This requirement shall remain in force for a period of five (5) years following termination of this Agreement, or until the expiration of the last expiring patent associated with the Confidential Information, whichever shall occur later. Nothing in this paragraph shall in any way restrict the rights of LICENSEE, the LICENSEE's AFFILIATES, their respective employees or agents to use, disclose or otherwise deal with any information which:

          (a) Can be demonstrated to have been in the public domain as of the effective date of this Agreement or comes into the public domain during the term of this Agreement through no act of the recipient; or

          (b) Can be demonstrated to have been independently known to the recipient prior to the receipt thereof, or made available to the recipient as a matter of lawful right by a third party; or

          (c) Can be demonstrated to have been rightfully received by the recipient after disclosure under this Agreement from a third party who did not require the recipient to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, from UKRF or PRINCIPAL INVESTIGATOR under a continuing obligation of confidentiality; or

          (d) Shall be required for disclosure to any governmental regulatory agencies pursuant to approval for use; or

          (e) Is independently conceived, invented or acquired by researchers of the recipient who have not been personally exposed to the information provided to the recipient hereunder;

          (f) Is published by a governmental agency as part of the normal patent filing and prosecution process; or

          (g) May be disclosed to a third party pursuant to or in connection with a license agreement between LICENSEE and such third party and such disclosure is covered under a suitable confidentiality agreement.

                  ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

     4.1  Ownership.  UKRF warrants that it is the owner of the PATENT RIGHTS
          ---------
and TECHNOLOGY and that any resultant patents are free of any liens, encumbrances, restrictions and other legal or equitable claims.

     4.2  Authority. Each party represents and warrants that it has the right
          ---------
and authority to enter into this Agreement.

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

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

     4.3  Conflicts.
          ---------

          (A) UKRF represents and warrants that the making of this Agreement does not violate any separate agreement it has with any other person or entity. UKRF further represents and warrants that it has not granted any rights or licenses to the TECHNOLOGY or PATENT RIGHTS, or any portion thereof, to any party.

          (B) LICENSEE represents and warrants that the making of this Agreement does not violate any separate agreement it has with any other person or entity.

     4.4  Exceptions.  Nothing in this Agreement shall be construed as:
          ----------

          (A) conferring rights on UKRF to use in advertising, publicity or otherwise the name of LICENSEE or of its employees, AFFILIATES or sublicensees without the prior written approval of LICENSEE, which shall not be unreasonably withheld; and

          (B) conferring rights on LICENSEE to use in advertising or publicity the names of "University of Kentucky" UKRF, their affiliates or their employees without the prior written approval of UKRF.

     4.5 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                             ARTICLE 5 - ROYALTIES

     5.1 Royalties. Beginning with the FIRST COMMERCIAL SALE and subject to the terms hereof, LICENSEE agrees to pay to UKRF, as consideration for the rights granted under this Agreement:

          (A) An amount equal to [*] of NET ROYALTIES from LICENSED PRODUCTS developed by LICENSEE's sublicensees and sold in the United States;

          (B) An amount equal to [*] of NET ROYALTIES from LICENSED PRODUCTS developed by LICENSEE's sublicensees and sold outside of the United States; and

          (C) An amount equal to [*] of the NET SALES of LICENSED PRODUCTS sold directly by LICENSEE.

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

     For purposes of determining the royalty rate, all product dosage forms, formulations, clinical indications and applications based on a particular principal active ingredient or combinations thereof shall be considered a single LICENSED PRODUCT for such purpose.

     5.2  Royalty Period.  The obligation to pay royalties under Section 5.1
          --------------
shall continue for the following periods:

          (A) With respect to sales of LICENSED PRODUCTS subject to such royalties, except as otherwise set forth in Section 5.7 hereof, for the life of such patents until the last of said patent rights covering such products, its use or its manufacturing expires, after which LICENSEE's license under Article 2 above shall become fully paid-up and royalty-free.

          (B) With respect to sales of LICENSED PRODUCTS subject to such royalties which make use of all or a portion of the TECHNOLOGY which are not covered by PATENT RIGHTS, for a period of five (5) years from the date of first sale of such LICENSED PRODUCT, after which time LICENSEE's license under Article 2 above shall become fully paid-up and royalty free. Notwithstanding the foregoing, in the event that the TECHNOLOGY used in a LICENSED PRODUCT comes into the public domain through no act of LICENSEE, LICENSEE's license under Article 2 above shall become fully paid-up and royalty free.

     5.3 Payments. Royalties will be due and payable with each report submitted in accordance with Section 6.2. Royalty payments shall be made in United States dollars in Lexington, Kentucky or at such other place as UKRF may reasonably designate; provided, however, that if the laws and regulations controlling in any foreign country prevent a royalty payment to be made in Lexington, Kentucky, or at UKRF's designated place or prevent a royalty payment in United States dollars, UKRF agrees to accept such royalty in the form and place as permitted, including deposits by LICENSEE in the applicable foreign currency in a local bank or banks designated by UKRF. If any currency conversion is required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at a first-class foreign exchange bank on the last business day of the calendar biannual reporting period to which such royalty payments relate. If laws or regulations require the withholding of income taxes owed by UKRF on account of royalties accruing under this Agreement, such taxes shall be deducted on a country-by-country basis by LICENSEE from such remittable royalty and will be paid by it to the proper taxing authority. Proof of payment shall be secured and sent to UKRF as evidence of such payment.

     5.4 Multiple Royalties. No multiple royalties shall be payable because LICENSED PRODUCTS, their manufacture, use or sale shall be covered by more than one patent application or patent licensed under this Agreement. In the event that a LICENSED PRODUCT'S manufacture, use or sale shall be covered by one or more patent application or patent licensed under this Agreement and by one or more patent application or patent license

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

under any other agreement between LICENSEE and UKRF or the University of Kentucky, (together with this Agreement, the "Multiple License Agreements"), LICENSEE shall pay the highest of the agreed upon royalty rate applicable for such LICENSED PRODUCT under any of the Multiple License Agreements plus [*] of the second highest agreed upon royalty rate under any of the other Multiple License Agreements.

     In the event that a LICENSED PRODUCT's manufacture, use or sale shall be covered by one or more patent application or patent licensed under this Agreement and by one or more patent application or patent licensed under any other agreement between LICENSEE and one or more third parties (not including UKRF or University of Kentucky), then LICENSEE and UKRF shall negotiate in good faith to determine the applicable royalty rate payable to UKRF for such LICENSED PRODUCT hereunder.

     5.5 Competing Products. If at any time during the term of this Agreement, one or more competitors introduce in any country a product that competes with a LICENSED PRODUCT, then the parties in good faith shall promptly review the facts and circumstances, and if appropriate, negotiate an equitable adjustment to the royalty rate on NET SALES of such LICENSED PRODUCT in that country.

     5.6 Invalid Patent. In the event that no patent covering the LICENSED PRODUCT shall have been issued in a given country within five (5) years from the date of the initial patent application covering the LICENSED PRODUCT in such country, no royalty shall be owed upon the sale of the LICENSED PRODUCT in such country and sold for use in such country after said five (5) years. In the event that the only patent or patents covering the LICENSED PRODUCT in a given country are declared invalid by an unappealed or unappealable decision of a court of competent jurisdiction, the royalty payments thereafter due under this Agreement by virtue of the sale of the LICENSED PRODUCT in said country shall be at one-half the full rate which would otherwise be applicable under this Agreement, and shall be due only until the period of royalty payments in said country, prior to and after such adjustments, totals five (5) years. If there are two or more conflicting judgments in courts of competent jurisdiction of equal dignity with respect to the same patent, the decision more favorable to the patent shall be followed until a less favorable decision has been followed by the judgment of another court of competent jurisdiction and of higher dignity.

                        ARTICLE 6 - REPORTS AND RECORDS

     6.1 Records. LICENSEE and its sublicensees shall keep complete and accurate books of account containing all particulars which may be reasonably necessary for the purpose of showing the royalties payable to UKRF. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of a division of LICENSEE which is marketing LICENSED PRODUCTS. Said books and particulars shall be available during normal business hours, upon reasonable notice, for two (2) years following the end of the calendar year to which they pertain, to the inspection of an independent certified

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

public accountant retained by UKRF for the purpose of verifying LICENSEE royalty statements. Inspection shall be limited solely to those matters directly related to LICENSEE royalty obligations under this Agreement and shall be allowed no more than once a year.

     6.2 Delivery. Within thirty (30) days after June 30 and December 31 of each year, LICENSEE shall deliver to UKRF true and accurate reports, giving such particulars of the business conducted by LICENSEE during the preceding six (6) month period under this Agreement as are pertinent to a royalty accounting under this Agreement. These reports shall include at least the following:

          (A)  Total billings for LICENSED PRODUCTS sold;

          (B)  Deductions applicable;

          (C)  Total royalties due; and

          (D)  Name(s) and address(es) of all sublicensees.

     6.3  Audit Costs.  If an audit conducted on behalf of UKRF pursuant to
Section 7.1 reveals that LICENSEE has made an error of ten percent (10%) or more in its favor in the aggregate payment due UKRF in any fiscal year of LICENSEE, LICENSEE shall be obligated to pay the audit fee in connection with the audit.

     6.4 Marking. LICENSEE and its sublicensees agree to mark all LICENSED PRODUCTS sold in the United States with all applicable U.S. patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold.

                ARTICLE 7 - PATENT PROSECUTION AND ENFORCEMENT

     7.1 U.S. Applications. LICENSEE hereby authorizes UKRF, in the name of UKRF or its employees, at UKRF's expense, to apply for and seek prompt issuance of, and upon issuance, maintain during the term of this Agreement U.S. patent applications and patents as described in the PATENT RIGHTS or as may otherwise apply to the TECHNOLOGY. UKRF shall apply all reasonable efforts to retain broad patent claims as are reasonable and practical taking into consideration the need and likelihood of patent issuance and enforceability. LICENSEE shall take all actions necessary to cooperate with and assist UKRF in the filing and prosecution of such patent applications including but not limited to appropriate invention disclosures and execution of documents as requested by UKRF's patent counsel. UKRF shall keep LICENSEE informed as to the status of such patent applications including providing LICENSEE with copies of all written communications with the patent offices, and consulting with LICENSEE on responses to the patent offices in advance of submission. If UKRF fails to diligently pursue any of such patent applications and, within sixty (60) days of LICENSEE's written request, fails to take such actions set forth in such request respecting the prosecution of any of such patent applications or if UKRF abandons any such patent application, LICENSEE shall have the right, at its expense, to take such actions as are necessary to pursue such patent applications, and LICENSEE shall have the right to offset against payments due to UKRF hereunder until the expenses incurred by LICENSEE to pursue such patent application have been recouped.

     7.2 Foreign Applications. UKRF hereby authorizes LICENSEE, in the name of UKRF or its employees, at LICENSEE's expense, to apply for and seek prompt issuance of, and upon issuance, maintain during the term of this Agreement foreign patent applications and patents as described in the PATENT RIGHTS or as may otherwise apply to the TECHNOLOGY. LICENSEE shall apply all reasonable efforts to retain broad patent claims as are reasonable and practical taking into consideration the need and likelihood of patent issuance and enforceability. UKRF shall take all actions necessary to cooperate with and assist LICENSEE in the filing and prosecution of such patent applications including but not limited to appropriate invention disclosures and execution of documents as requested by LICENSEE's patent counsel. LICENSEE shall keep UKRF informed as to the status of such patent applications including providing UKRF with copies of all written communications with the patent offices, and consulting with UKRF on responses to the patent offices in advance of submission. If LICENSEE fails to diligently pursue any of such patent applications and, within sixty (60) days of UKRF's written request, which shall include submission to LICENSEE of an invention disclosure suitable for implementing the action specified in the request, fails to take such actions set forth in such request respecting the prosecution of any of such patent applications or if LICENSEE abandons any such patent application, UKRF shall have the right, at its expense, to take such actions as are necessary to pursue such patent applications. UKRF shall execute such documents as are reasonably necessary to file with the Patent and Trademark Office notice of LICENSEE's exclusive license under the PATENTS RIGHTS.

     7.3 Enforcement. UKRF and LICENSEE shall each give immediate notice to the other of any infringement of PATENT RIGHTS by third parties which may come to their attention. UKRF hereby grants to LICENSEE, at LICENSEE's expense, the right to institute and conduct such legal action against third party infringers of the PATENT RIGHTS and/or unauthorized users of the TECHNOLOGY, or enter into such settlement agreements, as are deemed appropriate by LICENSEE. LICENSEE shall control the conduct of such litigation, including the choice of its counsel. LICENSEE shall receive the full benefits of any action it takes pursuant to this Section 7.3. In any such action, UKRF shall be entitled to join LICENSEE as a party plaintiff and UKRF will be obligated to reasonably assist at LICENSEE's expense. In the event that such third party infringer or such unauthorized user files a counterclaim or threatens to file a counterclaim against LICENSEE, LICENSEE hereby agrees to indemnify UKRF against all losses, liabilities, claims, costs, charges and expenses incurred or suffered by UKRF in connection with such counterclaim or threat to the extent that any such losses, liabilities, claims, costs, charges and expenses arise because of LICENSEE'S gross negligence, bad faith or wilful misconduct; provided, however, that LICENSEE shall not be obligated to indemnify UKRF to the extent that any such losses, liabilities, claims, costs, charges and expenses arise because of the alleged infringement of the rights of such third party by reason of practice by LICENSEE, its AFFILIATES or sublicensees of the license granted herein (the parties agree that such alleged infringement and any indemnification relating thereto shall be covered by Section 7.4). Should LICENSEE fail to commence actions or proceedings against infringers of the PATENTS or unauthorized users of the TECHNOLOGY within ninety (90) days of receiving written notice thereof from UKRF, UKRF, at UKRF's expense, shall have the right to initiate and pursue such action and receive all resulting benefits.

     7.4 Infringement. Subject to Section 5.6 hereof, in the event that a claim or action for infringement of the rights of others is made or brought against LICENSEE, its AFFILIATES or sublicensees during the term of this Agreement, by reason of practice in such country by LICENSEE, its AFFILIATES or sublicensees of the license granted herein, LICENSEE shall control the conduct of such litigation, including the choice of its legal counsel, and shall pay all costs and expenses, including attorneys fees, associated therewith. LICENSEE may recover such costs and expenses and any judgment assessed against, or settlement agreed upon by, LICENSEE by set-off against fifty percent (50%) of the amounts
payable to UKRF hereunder in any payment period.   Any amount remaining to be
offset from any period shall be carried forward until offset against royalties for future periods.

                            ARTICLE 8 - TERMINATION

     8.1 Bankruptcy. If LICENSEE undergoes a liquidation in bankruptcy, or files a petition for liquidation in bankruptcy, or if the business of LICENSEE shall be placed in the hands of a receiver, trustee or assignee for the benefit of creditors, whether by the voluntary act of LICENSEE or otherwise, and if LICENSEE fails to terminate any such proceeding within one hundred twenty (120) days after its commencement, UKRF may at its election terminate this Agreement upon thirty (30) days written notice to LICENSEE. LICENSEE agrees to provide written notice to UKRF of LICENSEE or a third party's intention to file a petition for liquidation of LICENSEE in bankruptcy prior to such filing, if known.

     8.2 Failure to Pay Royalties. Should LICENSEE fail in its payment to UKRF of royalties due in accordance with the terms of this Agreement, UKRF shall have the right to serve notice upon LICENSEE by certified mail at an address designated in Article 12 hereof, of its intention to terminate this Agreement within ninety (90) days after receipt of said notice of termination unless LICENSEE shall pay UKRF within the ninety (90) day period. If such ninety (90) day period expires and if the amount of royalties due is not paid by LICENSEE, the rights, privileges and license granted hereunder shall terminate upon the end of such ninety (90) day period.

     8.3 Material Breach. Upon any other material breach or default by LICENSEE or the failure of LICENSEE to pay the amounts set forth in Exhibit A to the Research Agreement, UKRF shall have the right to terminate this Agreement and the rights and license granted hereunder by ninety (90) days' notice by certified mail to LICENSEE. Such termination shall become effective at the end of such ninety (90) day period unless LICENSEE has cured any such breach or default prior to the expiration of the ninety (90) day period.

     8.4 Termination by LICENSEE. LICENSEE may terminate this Agreement upon one hundred twenty (120) days' notice by certified mail to UKRF.

     8.5 Obligations on Termination: Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of such termination, and LICENSEE may, after the effective date of such termination, complete LICENSED PRODUCTS in the process of or manufacture at the time of such termination and sell the same together with LICENSED PRODUCTS in inventory for a period of one year, provided that LICENSEE pays to UKRF royalties as required by Article 5 of this Agreement and submits the reports as required by Article 6 on the sale of LICENSED PRODUCTS.

     8.6 Survival. Articles 3 and 4 and Sections 7.3, 7.4, 8.5, 9.1, 9.2, 9.3 and 13.1 shall survive termination of this Agreement as well as the right of UKRF to collect any accrued royalties as recited in Article 5.

     8.7  Sublicenses.  In the event the licenses granted to LICENSEE under
Section 2 above terminate for any reason, each of LICENSEE'S sublicenses in effect at such time shall continue in accordance with the terms of such sublicenses. UKRF agrees that each such sublicensee shall be entitled to enforce such rights and license directly against UKRF. The foregoing shall be subject to each such sublicensee agreeing in writing at any time prior to such terms and conditions are to become effective that UKRF is entitled to enforce the provisions in such sublicense directly against such sublicensee.

                          ARTICLE 9 - INDEMNIFICATION

     9.1 Indemnification by Licensee. LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold UKRF, its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sales, use, consumption or advertisement of the LICENSED PRODUCTS or arising from any obligation of LICENSEE hereunder.

     9.2 Insurance. If LICENSEE produces, manufactures or sells any LICENSED PRODUCTS, LICENSEE will maintain product liability insurance, with an endorsement naming UKRF, the University of Kentucky, its Board of Trustees, agents officers and employees as additional insureds covering liabilities for the production, manufacture and/or sale of the LICENSED PRODUCT. The policy of insurance shall contain a provision of non-cancellation except upon the provision of thirty (30) days notice to the University. Policy limits shall be not less than $1,000,000 per occurrence.

     9.3 Sublicensees. If LICENSEE sublicenses any of the rights, privileges and licenses granted hereunder, LICENSEE shall require the sublicense to provide UKRF evidence of such product liability insurance.

                            ARTICLE 10 - ASSIGNMENT

     UKRF may assign or transfer its rights and obligations under this Agreement to an AFFILIATE or an AFFILIATE OF THE University of Kentucky; LICENSEE may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder only if such assignment or transfer is accompanied by a sale or other transfer of LICENSEE's entire business or of that part of LICENSEE's business to which the license granted hereby relates; provided, that in any case any such assignee or transferee has agreed in writing to be bound by the terms and provisions of this Agreement. Upon such assignment or transfer and agreement by such assignee or transferee, the term LICENSEE or UKRF, as the case may be, as used herein shall include such assignee or transferee.

                              ARTICLE 11 - AGENCY

     Neither party shall be deemed to be an agent of the other party as a result of any transaction under or related to this Agreement, and shall not in any way pledge the other party's assets or incur any obligation on behalf of the other party.

               ARTICLE 12 - PAYMENTS, NOTICES AND COMMUNICATIONS

     Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

     In the case of UKRF:  The University of Kentucky
                           Research Foundation
                           11 Administration Building
                           Lexington, Kentucky  40506-0032
                           Attention:  Dr. Fitzgerald Bramwell

     In the case of LICENSEE:  Control Delivery Systems, Inc.
                               2424 North Federal Highway, Suite 362
                               Boca Raton, FL  33431
                               Attention:  President

                     ARTICLE 13 - MISCELLANEOUS PROVISIONS

     13.1 Limitation of Liability. Neither party shall be liable to the other for any special, consequential, incidental or indirect damages arising out of this agreement, however caused, under any theory of liability.

     13.2 Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Kentucky, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. The parties hereto further agree that any and all proceedings relating to the subject matter hereof may be maintained in the State and Federal Courts of the Commonwealth of Kentucky, which courts shall have non-exclusive jurisdiction for such purpose.

     13.3 Confidentiality of Agreement. Each party agrees that the terms and conditions of this Agreement shall be treated as confidential information except as required by or for the University of Kentucky's standard funding disclosure policies, applicable disclosure laws, financing sources, enforcement of the Agreement, mergers and acquisitions, or as otherwise mutually agreed by the parties.

     13.4 Entire Agreement. The parties hereto acknowledge that this instrument sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     13.5 Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of law, such invalidity or enforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals and duly executed this Agreement as of the day and year first above written.

UNIVERSITY OF KENTUCKY                CONTROL DELIVERY SYSTEMS, INC.
  RESEARCH FOUNDATION


By /s/ Fitzgerald Bramwell            By /s/ Paul Ashton
   --------------------------            ---------------------------

Name Fitzgerald Bramwell              Name Paul Ashton
     ------------------------              -------------------------

Title Vice President for Research     Title President
      ---------------------------           ----------------------------
      and Graduate Studies
      ---------------------------

                                   Exhibit A

                                 PATENT RIGHTS


United States Patent Serial No. 08/187,462

Title:  Co-drugs as a Method of Controlled Delivery;
        -------------------------------------------


Author: Paul Ashton, et al;
                      -- --



and all foreign counterparts.

                                  Exhibit B

                                  TECHNOLOGY


     (i) All materials and methods used or useful in the development and manufacture of all the compounds listed in the U.S. patent described in Exhibit A hereto (the "Compounds"),

     (ii) all published and unpublished materials, including but not limited to, research data, human clinical data, other test results and know-how, relating to the Compounds,

     (iii) all reference spectra relating to the Compounds,

     (iv)  all production procedures of spectra relating to the Compounds,

     (v)   all molding device designs relating to the Compounds,

     (vi)  all manufacturing scale up know-how relating to the Compound, and

     (vii) all samples of the Compounds.